Exhibit 99.1
September 12, 2025

The Federal Home Loan Bank of Des Moines (FHLB Des Moines or Bank) is pleased to announce that Russell Lau was recently declared elected as a director to the Bank’s board of directors. Mr. Lau will serve as the Hawaii member director, serving for a four-year term commencing January 1, 2026.

Mr. Lau has served as the chairman and CEO of Finance Factors Limited, a minority depository FDIC insured institution based in Honolulu, Hawaii, since 1998. Mr. Lau has served as the president, and CEO of Finance Enterprises, Ltd., the parent company, since 2004. In connection with his service with Finance Enterprises, he is the chairman and CEO of Finance Insurance, Ltd., a Hawaii independent insurance agency and chairman and CEO of Finance Realty, Ltd., and Waipono Inc., real estate investment/development and management companies. Mr. Lau previously served on the boards of both the Federal Home Loan Bank of Seattle from 2005 to 2015 and FHLB Des Moines from 2015 to 2017. In accordance with Federal Housing Finance Authority regulations, Mr. Lau was eligible to serve again beginning in 2022. He was elected to his first term on January 1, 2022 and will begin his second term as an FHLB Des Moines director on January 1, 2026.

FHLB Des Moines Board of Directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.

For a full listing of the current FHLB Des Moines Board of Directors, please refer to www.fhlbdm.com.